Exhibit 99.2

  KPS

  CAPITAL PARTNERS, LP

March 21, 2013

Henry C. Newell

Wausau Paper Corp.

100 Paper Place

Mosinee, WI 54455

Re:  Wausau Specialty Paper

Dear Mr. Newell:

This letter (the “Letter”) sets forth the terms and conditions and a timetable under which a newly-formed entity (“NewCo”), controlled by KPS Capital Partners, LP or an affiliate thereof (“KPS”), would acquire all or a significant part of the specialty paper business or properties excluding certain assets and liabilities associated with the facility (“Brainerd”) in Brainerd, Minnesota  (collectively, such business, “WPM”), at which, we understand from a public announcement made by Wausau Paper Corp. (“Wausau”) on February 21, 2013, manufacturing operations would  end early in the second quarter of 2013 (the “WPM Transaction”).

As a condition to, and contemporaneously with, the closing of the WPM Transaction, NewCo would acquire the business or properties of another division (“Additional Target Business”) of an unaffiliated company previously identified to Wausau (“Additional Target Seller”) (the “Additional Target Transaction” and, together with the WPM Transaction, the “Proposed Transactions”).  The proposed terms and conditions for the Additional Target Transaction will be set forth in a separate letter addressed to the Additional Target Seller.  The material financial terms of the Additional Target Transaction will be communicated to you separately in connection with your evaluation of the WPM JV Option described below.

KPS is the manager of the KPS Special Situations Funds, a family of private equity funds with $2.5 billion of assets under management.  KPS seeks to realize significant capital appreciation by making controlling equity investments in companies across a diverse range of manufacturing industries experiencing a period of transition or challenged by the need to effect immediate and significant change.  The KPS investment strategy is based primarily upon partnering with top management teams to improve the operations of non-core, underperforming or distressed assets or businesses.  Thereafter, upon achieving stability and profitability, KPS focuses on growing its businesses, both organically and through strategic acquisitions.  KPS portfolio companies have aggregate annual revenues of approximately $6.8 billion, operate 85 manufacturing facilities in 25 countries, and employ over 29,000 associates, directly and through joint ventures worldwide.  The KPS investment strategy and portfolio companies are described in detail at www.kpsfund.com.  KPS is currently investing out of KPS Special Situations Fund III, LP, KPS Special Situations Fund III (A), LP and KPS Special Situations Fund III (Supplemental), LP, collectively a $2.0 billion investment vehicle (collectively, such KPS funds, “Fund III”).

Since 1991, the partners of KPS have worked exclusively on acquiring and improving industrial businesses.  We have completed nearly 50 transactions through our three investment funds.  We acquire very few new businesses each year, and every investment we make is subject to thorough due diligence and reflects our deep interest in preserving our firm’s strong reputation and long-term track record of success.  Each of the businesses we acquire faces a unique set of challenges and opportunities, and we develop business plans that are both responsive to those challenges and sufficiently flexible to adapt to ever-changing market conditions and new opportunities.

We have extensive experience buying divisions of larger corporations and successfully building independent stand-alone businesses.  As set forth below and similar to the Proposed Transactions, many of KPS’ investments have been acquisitions of non-core divisions of industrial corporations:

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ThyssenKrupp Waupaca, Inc., now named Waupaca Foundry, Inc., from ThyssenKrupp Budd Company;

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The Bosch Group’s global automotive foundation brakes business, now named Chassis Brakes International Group;

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American & Efird, Inc., from Ruddick Corporation;

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Paladin Brands Holding, Inc. and the assets of Crenlo LLC (now collectively named International Equipment Solutions, LLC), from Dover Corporation;

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Labatt USA, from Anheuser-Busch InBev N.V./S.A.;

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Delphi Corporation’s North American wheel bearing business (now named Kyklos Bearing International, Inc.);

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Olin Corporation’s worldwide metals business, now named Global Brass and Copper, Inc.;

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The assets of Bristol Compressors International, Inc., from Johnson Controls, Inc.;

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The assets of Ashcroft Holdings Inc., from Dresser, Inc. (now General Electric Co.);

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Speedline Technologies, Inc., from Cookson Group plc;

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The assets of Blue Heron Paper Products, Inc., from Smurfit Stone Container Corp.; and

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The assets of Blue Ridge Paper Products Inc. from Champion International Corp. (now International Paper, Inc.).

Many of these acquisitions involved business lines that are leaders in their respective industries and many of these businesses operate globally. KPS has been successful in dealing with many complex separation issues and we understand both the need for expediency, certainty of closure and other priorities of public companies involved in a divestiture, and the level of coordination often required between buyer and seller post-closing.

KPS has substantial experience in the paper industry.  Previous KPS portfolio companies in the paper and related sectors include:

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Blue Ridge Paper Products, a leading integrated manufacturer of liquid packaging, envelope papers and coated bleachboard used in food service packaging.  Acquired by Rank Group Limited in 2007.

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Blue Heron Paper Company, one of North America’s leading producers of newsprint and other specialty products from a predominantly recycled fiber base.  Acquired by an employee stock ownership plan in 2006.

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Curtis Papers, Inc., a leading manufacturer of premium coated and uncoated papers for a wide range of end use markets including food service, flexible packaging, label and release and custom converting.  Acquired by management led buyouts (European and Michigan operations) and HMU, Inc. (Virginia operations) in 2002 and 2003, respectively.

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Attends Healthcare, Inc., a leading manufacturer and distributer of a complete line of adult incontinence products that are sold primarily under the Attends brand name.  Acquired by Domtar Corporation in 2011.

KPS has an unparalleled track record of working with unions. We have completed many transactions in which union represented employees were a key component of the restructuring of a business.  For over twenty years, the KPS partnership has worked constructively with most of the major industrial, manufacturing and service unions in the United States, including the United Steelworkers. We believe these relationships will be invaluable in constructively completing the WPM Transaction.

Over the past three months, KPS has committed significant time and resources in evaluating the Proposed Transactions.  To date, KPS and our advisors have performed an extensive due diligence of WPM, including (i) a thorough review of historical and projected financial performance, (ii) site visits and operational reviews of WPM’s Mosinee, Wisconsin, and Rhinelander, Wisconsin production facilities (“Mosinee” and “Rhinelander””),  (iii) numerous phone and in-person meetings with Wausau and WPM management and (iv) significant document review and analysis in furtherance of our business, accounting, tax, legal, environmental, human resources, benefits, insurance and information technology due diligence.  We have also dedicated an equally significant amount of time and resources to our review, and completed a similar amount of due diligence, of the Additional Target Business.  Our diligence has confirmed WPM’s comprehensive product portfolio, diverse customer base, superior product quality and broad range of specialty paper capabilities serving the world’s specialty paper markets.

On the basis of the information received to date, and subject to the conditions set forth in this Letter, we are pleased to propose the following as it relates to the WPM Transaction:

1. WPM Transaction Structure

Subject to the closing of each of the Proposed Transactions, and pursuant to the terms outlined in a sale and purchase agreement (the “WPM Asset Purchase Agreement”) and other ancillary documents between NewCo and Wausau to be negotiated, NewCo will:

•

acquire, free and clear of all liens, claims and encumbrances (other than as permitted under the WPM Asset Purchase Agreement), all or substantially all of the assets of WPM (other than the Excluded Assets), including, without limitation: (i) all or substantially all of the tangible and intangible assets of Mosinee;  (ii) all or substantially all of the tangible and intangible assets of Rhinelander; (iii) the order book, customer contracts and selected intellectual property of Brainerd (the “Brainerd Acquired Assets”); and (iv) such other contracts as NewCo elects to assume (collectively, the “Acquired Assets”); and

•

assume only the following liabilities: (i) all accrued salaries, wages (and related withholdings and payroll taxes) and vacation of employees who are offered and accept offers of employment with NewCo, to the extent accrued in the ordinary course of business; (ii) all accounts payable and identified accrued liabilities to the extent related to the Acquired Assets that arise in the ordinary course of business and that remain outstanding as of the date of the closing (the “Closing”) and are reflected on the Company’s closing balance sheet; (iii) all seller warranty and claims obligations of WPM to the extent related to goods manufactured or sold following the Closing; (iv) all post-Closing liabilities under contracts of WPM assumed by NewCo; and (v) all post-Closing environmental, health, and safety liabilities of WPM; collectively, the “Assumed Liabilities”).

2. Excluded Assets

NewCo will not acquire: (i) any assets related to the Excluded Employee Liabilities (as defined below); (ii) other than described in Paragraph 1 above, as an Acquired Asset, any assets related to Brainerd; nor (iii) any contractual arrangements listed in the WPM Asset Purchase Agreement as an Excluded Contract (the “Excluded Contracts”), including that certain Agreement, expiring in 2019, by and between [PNGTS Natural Gas] and [Wausau Paper Mills, LLC] referred to  in the document posted to folder 2.1.8.39 of the Project Fit data site hosted by IntraLinks (the “Data Site”).

3. Excluded Liabilities

NewCo will not assume any liabilities of WPM other than the Assumed Liabilities.  Any and all other liabilities of WPM not explicitly assumed by NewCo will be excluded from the WPM Transaction and will remain liabilities of Wausau, including without limitation liabilities relating to: (i) any defined benefit pension plans, and defined contribution pension plans, retiree health or death benefits and associated liabilities (collectively, the “Excluded Employee Liabilities”); (ii) workers compensation claims for pre-Closing periods; and (iii) the Excluded Contracts.

For the avoidance of doubt, Excluded Employee Liabilities shall include any compensation and benefit liabilities incurred by, or sponsored by, Wausau.

4. Additional Target Transaction

NewCo will acquire the Additional Target Business pursuant to terms outlined in a sale and purchase agreement (the “Additional Target Purchase Agreement”) and other ancillary documents (the “Additional Target Transaction Documents”) to be negotiated.

5. Total Enterprise Value and Cash Consideration

The WPM Transaction is based on a total enterprise value for WPM of $140.7 million less a $10.3 million to $12.4 million adjustment (“Total Enterprise Value”) the calculation of which has previously been shared with Wausau.  The WPM Transaction will provide Wausau with $128.2 million to $130.3 million in cash consideration (the “Initial Cash Purchase Price”) at Closing.

This valuation assumes that (a) the assets of WPM are (i) conveyed on a cash-free, debt-free basis and (ii) transferred with a normalized level of working capital at Closing for NewCo and (b) WPM has no responsibility for any costs or expenses related to the transaction including any payments to employees or others arising in connection with the WPM Transaction other than certain severance payments previously disclosed to KPS which, if any, will be discharged by Wausau.  The Total Enterprise Value remains subject to the completion of our Confirmatory Due Diligence (as defined below) and, subject to agreement between the parties, could increase or decrease depending on the results of such Confirmatory Due Diligence.

6. Net Working Capital Adjustment

As noted above, the WPM Transaction assumes a normalized level of net working capital for NewCo as of the Closing.  Prior to Closing, KPS would work with the Wausau to agree upon an amount of net working capital which would represent a normalized level (“Target Net Working Capital”). The Initial Cash Purchase Price would be adjusted dollar for dollar upwards or downwards by the amount of any difference between the Target Net Working Capital and the actual amount of net working capital delivered at Closing.  For avoidance of doubt, the references to “net working capital for NewCo” and Target Net Working Capital mean that working capital associated with operations at Rhinelander and Mosinee, including, working capital necessary after giving effect to the consolidation of the Brainerd business at Mosinee prior to the Closing.

7. Certain Indemnification Matters

In addition to customary indemnification of NewCo by Wausau for losses arising out of, or relating to, (i) any Excluded Asset, (ii) any Excluded Liability and (iii) any breach by Wausau of any representation, warranty, covenant or agreement included in the WPM Asset Purchase Agreement or any other WPM Transaction Document, Wausau will indemnify NewCo from dollar-one, without cap or time limit, for 90% of all losses, costs and expenses incurred by NewCo arising out of or relating to the obligation of the Mosinee facility to comply with (i) the US EPA’s industrial boiler MACT limits (with which compliance is required by 2016 or 2017) and (ii) the US EPA’s National Ambient Air Quality Standards, in each case as such as  applied to the Mosinee facility.

To the extent that Wausau elects to have NewCo structured as a joint venture pursuant to the terms set forth in paragraph 8, Wausau may, in lieu of settling its indemnity obligations in cash, elect, in its discretion, to satisfy any or all of its indemnity obligations to NewCo through a dollar for dollar reduction of its equity interest in NewCo (valued at a price per percentage of equity interest equal to the lesser of (x) the price per percentage of equity interest at the time of the Closing and (y) the then current fair market value as reasonably determined by the board of directors of the JV).

8. Exit Earnout

Wausau will receive the right to earn up to 5% of additional stock or membership interests in NewCo (as set forth in the below table) at the time of a sale of NewCo in which KPS receives a cash-on-cash return (the “KPS Cash-on-Cash Exit Multiple”) in excess of 3.0x.  This right will (subject to the exercise by Wausau of any preemptive rights described in a term sheet previously provided to Wausau ) be subject to dilution for additional equity issuances.  The amount of equity Wausau would receive would be based on the KPS Cash-on-Cash Exit Multiple as follows:

	KPS Cash-on-Cash Exit Multiple	Additional NewCo Equity Earned
	3.0x	1%
	4.0x	2%
	5.0x	2%

9. WPM JV Option

Subject to compliance with its legal, contractual or other obligations, Wausau would have the option to elect to have NewCo structured as a joint venture (the “JV”) owned by Fund III and Wausau. The JV would be owned 75% by Fund III and 25% by Wausau, in each case, subject to dilution for management equity grants.  The term “JV Owners” means Wausau and its affiliates and Fund III.

Party

Beneficial Ownership

Fund III

75.0%

Wausau

25.0%

Total

100.0%

Fund III and Wausau would enter into a joint venture agreement (the “NewCo JV Agreement”) that would: (x) restrict each JV Owner from participating or owning any business that derives more than a to be determined percentage of its annual gross revenue from a business that directly competes with NewCo (i) during its ownership of NewCo and (ii) for a period of three (3) years thereafter if such JV Owner’s interest is transferred and the other then existing JV Owners continue the business of the JV as then being conducted; (y) provide the JV or Fund III with a call-option exercisable at the then current fair market value as reasonably determined by the board of directors of the JV in the event that a JV Owner is acquired by a third party; and (z) contain transfer restrictions and other mutually agreeable terms as set forth in a term sheet previously provided to Wausau.

To acquire its ownership stake in the JV, Wausau would use proceeds received from the Initial Cash Purchase Price to purchase stock or membership interests in NewCo at the same price per percentage of equity interest as Fund III.  KPS is open to Wausau contributing some or all of the Acquired Assets to the JV, provided that such contribution does not adversely impact NewCo (including, without limitation, from a tax perspective).  For the avoidance of doubt, NewCo would not be obligated to divest, hold separately or make any other arrangement with respect to any of NewCo’s assets in order to permit Wausau’s participation in the JV if such participation would otherwise be restricted by Wausau’s legal, contractual or other obligations.

10. Sources of Financing

Upon Closing, KPS would plan to capitalize NewCo with an investment from Fund III (the “KPS Investment Amount”) and third-party debt financing in an amount sufficient to fund the Initial Cash Purchase Price, the Additional Target Transaction purchase price, as well as the go-forward working capital obligations, planned future capital expenditures and other liquidity needs of NewCo as required in the business plan.

We would expect the third-party debt financing package to provide up to 60% of the funding required to fund the Initial Cash Purchase Price and the Additional Target Transaction purchase price.  The closing of the Proposed Transactions will be conditioned upon, among other things, receipt of the third-party debt financing.  While we do not yet have any proposals from lenders, KPS has longstanding and excellent relationships with every major provider of senior debt financing in North America and we are confident that sufficient leverage exists to fund the Initial Cash Purchase Price and appropriately capitalize NewCo.

The KPS general partner has full and customary authority to commit the capital necessary to fund the KPS Investment Amount without any third-party authorization or approval.

11. Collective Bargaining Agreements/ Employees

The WPM Transaction requires that NewCo ratify new collective bargaining agreements (the “New CBAs”) with the United Steelworkers represented employees at each of Rhinelander and Mosinee. Prior to executing the WPM Asset Purchase Agreement, KPS would require ratification of the New CBAs, in each case, (i) that would become effective only upon Closing and (ii) on terms satisfactory to KPS and Wausau.  Prior to executing the WPM Asset Purchase Agreement, WPM would require termination of the collective bargaining agreements between WPM and the United Steelworkers locals at each of Mosinee and Rhinelander (the “Old CBAs”), in each case, (i) that would become effective only upon Closing and (ii) on terms satisfactory to WPM, Wausau and KPS.

KPS agrees to cause NewCo to offer employment to all or substantially all of WPM’s (i) hourly employees at its Rhinelander and Mosinee facilities and (ii) salaried employees directly and primarily engaged in the support of the business and operations at Rhinelander and Mosinee (other than senior management and executives of Wausau), in each case, employed on or immediately prior to the Closing.  For the avoidance of doubt, clause (ii) above shall not include employees directly and primarily engaged in the support of Brainerd.

12. Senior Management

In connection with the signing of the WPM Asset Purchase Agreement, NewCo will enter into employment arrangements (to take effect at Closing) with key senior executives (the “Management Employment Agreements”).  The Management Employment Agreements will include a cash bonus program, an equity-based incentive program and other customary terms and conditions.

13. Transition Services Agreement

NewCo and Wausau will enter into a mutually-acceptable transition services agreement (“TSA”) that will specify certain services (for example, accounting, finance, payroll, logistics, purchasing, and information technology) (the “Services”) currently provided to WPM by Wausau (or any of its affiliates) that will continue to be provided for up to 18 months following Closing (the “TSA Term”).  Pricing for the services shall be at Wausau’s cost. NewCo will be entitled to terminate any or all of the Services provided by Wausau at any time upon 30 days’ notice, and in the event of early termination of any Service(s), NewCo shall work with Wausau to develop a plan for the timing and coordination of the orderly discontinuance of such Service(s).  In addition, upon early termination of any Service requiring Wausau to maintain a license/agreement with a third party, NewCo shall pay to Wausau such reasonable and documented early termination charges that may be incurred by Wausau to discontinue/terminate such licenses/agreements earlier than originally anticipated.

14. Non Compete/ Non Solicit

The WPM Asset Purchase Agreement would include a five year, worldwide post-Closing restriction on competition, solicitation, hiring and confidentiality binding on Wausau and its affiliates. Such restrictions shall have exceptions for acquisitions of businesses that engage in de minimis amounts of competitive business (defined as less than a to be determined percentage of revenues of the business acquired) and will not prohibit the acquisition of Wausau by any person engaged in competitive businesses.

In addition, the WPM Asset Purchase Agreement will include a five year, worldwide post-Closing restriction on the use of any machinery, equipment and other assets currently used at Brainerd but not transferred to Mosinee prior to the Closing by Wausau and its affiliates (and any successor, assign, transferee or other person) in a manner that competes, directly or indirectly, with NewCo.

15. Indicative Timing

We have completed nearly all of our due diligence of both WPM and the Additional Target Business.  We are confident that with appropriate access to management and timely information from WPM and Wausau, all remaining confirmatory due diligence items and the execution of the WPM Transaction Documents can be completed in a 30 -day period.

Assuming a March 21, 2013 signing of this Letter, KPS expects to complete the following and execute Transaction Documents no later than April 18, 2013:

March 21, 2013

Execute LOIs with Wausau and the Additional Target Seller

March 21 –

1.

Each of the parties will file pre-merger

April 18, 2013

notification required under the Hart-Scott-Rodino Act but neither shall request early termination of the waiting period thereunder;

2.

Finalize our confirmatory due diligence of WPM, including meetings with each of  WPM’s top 10 customers and other confirmatory  due diligence;

3.

Finalize our confirmatory due diligence of the Additional Target Business including meeting with each of the Additional Target Business’s top 10 customers and other confirmatory due diligence, (collectively with WPM the “Confirmatory Due Diligence”);

4.

Negotiate the WPM Asset Purchase Agreement,  the JV Agreement (if applicable) and the TSA, (collectively, the “WPM Transaction Documents”);

5.

Negotiate the Additional Target Transaction Documents (together with the WPM Transaction Documents, the “Transaction Documents”);

6.

Negotiate and ratify the New CBAs and terminate Old CBAs, which, as noted above, shall be effective only upon a closing of the Proposed Transactions; and

7.

Launch debt financing.

April 18, 2013

1.

Execute Transaction Documents

2.

Finalize debt financing

30 days post

HSR waiting period expires

HSR filing

No later than

Close the Proposed Transactions

June 15, 2013

16. Business Conditions to Signing Transaction Documents

The parties would expect to execute the Transaction Documents after the satisfaction of the following conditions:  (i) KPS’s satisfactory completion of the Confirmatory Due Diligence; (ii) negotiation of mutually-acceptable Transaction Documents; (iii) ratification of the New CBAs to the satisfaction of KPS and Wausau; (iv) satisfactory completion of effects bargaining and termination of Old CBAs by WPM/Wausau; (v) Wausau’s satisfactory completion of due diligence relating to the Additional Target Transaction; (vi) approval of the terms and conditions related to the JV; and (vii) Wausau board of director approval.

17. Business Conditions to Closing

The parties would expect to close the Proposed Transactions after signing of the mutually agreed WPM Asset Purchase Agreement and Additional Target Purchase Agreement and the satisfaction of the following conditions: (i) execution of the other Transaction Documents; (ii) effectiveness of the Management Employment Agreements; (iii) receipt of all required key customer and supplier consents and other consents necessary to operate NewCo from the time of Closing; (iv) expiration of any waiting periods  under the Hart-Scott-Rodino Act and satisfaction of any other filing requirements, waiting periods or requirements of any other applicable trade regulation laws; (v) receipt of the third-party debt financing; (vi) KPS’ determination of the satisfactory completion of the transfer of the manufacture of certain paper grades to be identified by NewCo from Brainerd to Mosinee; (vii) receipt of any and all consents required from Wausau lenders; (viii) transfer to NewCo of all permits, licenses, and governmental approvals related to the WPM Transaction; (ix) simultaneous consummation of the Additional Target Transaction and (x) other business and legal closing conditions customary for similar transactions and set forth in the Transaction Documents; provided, that the conditions set forth in each of clauses (ii), (iii), (v), (vi) and (viii) may each be waived in lieu of satisfaction by NewCo.

The parties agree to review all conditions to Closing to determine if they are more appropriate to the success of the Proposed Transactions to be conditions to signing Transaction Documents.

18. Notice of Alternative Transaction(s)

During the Interim Period (as defined below), Wausau shall promptly advise KPS orally and in writing of (i) any request for information in connection with any offer, inquiry or proposal concerning any business combination involving, a recapitalization of, or acquisition of a substantial portion of the assets of, or any equity or debt investment in, WPM (other than the transactions contemplated by this Letter) or any other material corporate transaction, the consummation of which could reasonably be expected to impede, interfere with or delay the Proposed Transactions (any of which, an “Alternative Transaction”) or (ii) any Alternative Transaction, and the material terms and conditions of such request or Alternative Transaction.

19. Termination

This proposal will remain open until 5:00 p.m. New York Time on March 21, 2013 unless accepted or rejected before such date by Wausau.  Once accepted by Wausau, this Letter will terminate on the earliest of (i) the date the WPM Transaction Documents and Additional Target Transaction Documents are signed by all parties or (ii) 60 days after the date this Letter is signed (“Termination”), unless extended by the parties in writing.  The period between signing of the Letter and Termination is the “Interim Period”.  In addition, KPS or Wausau may terminate this Letter upon notice to the other if the other party materially breaches the binding paragraphs of this Letter.  Paragraphs 18 through 25 of this Letter would continue to bind the parties despite any such termination.

20. Submission to Jurisdiction; Selection of Forum

Each party to this Letter agrees that it would bring any action or proceeding in respect of any claim arising out of or related to this Letter or the transactions contained in or contemplated by this Letter, whether in tort or contract or at law or in equity, exclusively in the state or federal courts located in New York County in the State of New York (the “Chosen Court”). Each party hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives, to the fullest extent permitted by applicable law, any objection to laying venue in the Chosen Court, and (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have personal jurisdiction over any party.

21. Access; Public Statements

Upon the execution and delivery of this Letter through the Termination, Wausau will provide KPS and its authorized representatives (including its accountants, advisors, potential lenders, consultants and legal counsel) access to all of the books, records, officers, employees, advisors, counsel, facilities and properties of WPM at reasonable times and upon reasonable notice.   All such information received by KPS and its representatives will be held in confidence in accordance with our existing confidentiality agreement.  This letter is confidential and no press release will be issued and no public statement will be made by KPS, Wausau or any of their respective representatives or affiliates regarding this Letter or the Proposed Transactions, except as may be required by law or legal process.  If either party hereto is required by law or legal process to make such a press release or statement, such party will (i) provide the other with an opportunity to review a draft of any such press release or statement, including any securities filing concerning the Proposed Transactions and (ii) include in such final press release or statement only such information as is required by law or legal process to be included; provided, that no party shall use the name of any other party in any press release or statement without the written consent of such other party.  For the avoidance of doubt, notwithstanding anything to the contrary, including in this Letter and/or under our existing confidentiality agreement, Wausau acknowledges and agrees that KPS shall be entitled to share this Letter with the Additional Target Seller if the same rights are obtained by KPS to share with Wausau any similar letter between KPS and the Additional Target Seller.

22. Binding and Non- Binding Provisions

This Letter is a statement of intention only, and is not intended to, and shall not, create a binding legal obligation of any party hereto, except to the extent of the provisions set forth in paragraphs 18 through 25 of this Letter, which constitute the legal, valid and binding obligation of the parties.  All other terms of this Letter shall not be binding on the parties and shall constitute non-binding statements of the parties.

23. Governing Law; Amendments

This Letter will be governed by the laws of the State of New York.  No provision of this Letter contained in paragraphs 18 through 25 may be amended, modified or waived except in writing signed by each party.

24. Counterparts	This Letter may be signed in any number of counterparts, each of which will constitute an original and all of which will together constitute one and the same instrument.
25. Other Agreements

The parties to this Letter acknowledge and agree that nothing contained herein is intended to, or does, interfere with, amend or otherwise modify the terms of any agreement entered into between the parties prior to the date hereof.

Please feel free to contact Raquel Palmer, Ryan Baker or Kyle Mumford of KPS at 212.338.5100 with any questions or comments concerning this Letter. We are excited about this opportunity, and we look forward to working with you toward a successful transaction.

If this Letter correctly sets forth our understanding, please so acknowledge by signing below and returning a signed copy of this Letter to us.

Very truly yours,

/s/ RAQUEL PALMER

KPS Capital Partners, LP

By Raquel Palmer, Partner

Accepted as of the date of this Letter:

Wausau Paper Corp.

/s/ HENRY C. NEWELL

By:  Henry C. Newell, President and CEO